Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 5, 2010 by and between Viking Acquisition Inc., a Delaware corporation (the “Company”), and David P. Lundstedt (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment, subject to the consummation of the transactions contemplated in the Purchase and Sale Agreement between The Clorox Company and the Company, dated as of September 21, 2010 (the “Purchase Agreement”);

Executive desires to accept such employment and enter into such an agreement; and

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                   Employment Term.  Executive’s employment with the Company under this Agreement shall be subject to, and shall commence on, the Closing Date (as defined in the Purchase Agreement, and hereinafter referred to as the “Closing Date”), and the Closing Date shall be, for purposes of this Agreement, the “Effective Date.”  The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of the Effective Date.  On the second anniversary of the Effective Date  and each anniversary thereafter, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date.  Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 9 hereof.  The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

2.                   Position.

(a)           Commencing as of the Effective Date, Executive shall serve as the Chief Executive Officer of the Company, as a member of the board of directors of Viking Parent, Inc. (the “Board”) and as Chairman of the Board.  Executive shall report directly to the Board; provided, that the Board may at any time, in its sole discretion, change Executive’s position, title and/or duties to solely that of Chief Executive Officer, Executive Chairman of the Board or Chairman of the Board, and Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, as applicable.  The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board as of the Effective Date.  Thereafter, during the portion of the Employment Term the Executive is serving as Chairman of the Board, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements or to the extent Executive is serving solely as the Company’s Chief Executive Officer or as otherwise determined by the Board.  If requested, Executive shall serve as an officer or a member of the Board of Directors of any of the Company’s direct or indirect subsidiaries without additional compensation.

(b)           Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) from serving on the corporate, civic or charitable boards or committees listed on Exhibit A or (ii) subject to the prior approval of the Board (which consent shall not be unreasonably withheld), from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 10 hereof.

3.                   Base Salary.  Commencing on the Effective Date, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) at the annual rate of $650,000, payable in regular installments in accordance with the Company’s payment practices from time to time; provided that Executive’s Base Salary shall be reduced by thirty-three percent (33%) during the period Executive serves solely as the Executive Chairman of the Board, and by sixty-six percent (66%) during the period Executive serves solely as the Chairman of the Board, payable, in each case, in equal quarterly installments in arrears.  The Base Salary shall be reviewed for increase by the Compensation Committee of the Board and shall be increased in the discretion of the Compensation Committee of the Board and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement.

4.                   Bonus.  Commencing with the Company’s fiscal year beginning January 1, 2011, during each fiscal year of the Company that ends during the Employment Term, Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least seventy-five percent (75%) of Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board (or a committee of the Board) in its sole discretion; provided, however, Executive shall not be eligible for the Annual Bonus in the event Executive is serving solely as the Chairman of the Board.  The Annual Bonus, if any, shall be paid to Executive between March 1st and April 1st of the fiscal year immediately following the fiscal year in respect of which the Annual Bonus was earned.

5.                   Equity.

(a)           Options.  On the Effective Date, or as soon as practicable thereafter, subject to Executive’s compliance with Section 5(b) below, Executive shall be granted stock options to purchase shares of the Company’s common stock in accordance with the terms and conditions attached hereto as Exhibit B.

(b)           Co-Investment.  Upon the Effective Date, Executive shall invest a minimum of $1,000,000 in the same equity securities of the Company that was purchased by Avista Capital Partners II, L.P. and its affiliates in connection with its initial equity investment in the Company (the “Executive Investment”).  In connection with the Executive Investment, Executive shall execute the Company’s Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

6.                   Employee Benefits.  During Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s health, life and disability insurance, and retirement and fringe employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that for the twelve (12) month period following the Effective Date, Executive shall only be entitled to Employee Benefits on the same basis as those that are generally made available to other senior executives of the Company who are not Transferring Employees (as defined in the Purchase Agreement).

7.                   Business Expenses.  During Executive’s employment hereunder, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.                   Legal Fees.  Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement and the documents ancillary hereto, up to a maximum of $25,000, which shall be paid within sixty (60) days of the Effective Date of this Agreement, provided that Executive is still employed at the time of such payment.

9.                   Termination.  Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)           By the Company For Cause, by Executive Without Good Reason or Non-Extension by Executive.

(i)            Executive’s employment hereunder may be terminated (x) immediately by the Company for Cause (as defined below), (y) upon sixty (60) days’ prior written notice by Executive without Good Reason (as defined below), or (z) as a result of Executive’s non-extension of the Employment Term as provided in Section 1 hereof.

(ii)           For purposes of this Agreement, “Cause” shall mean (A) Executive’s material breach of any fiduciary duty or legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or a direct or indirect subsidiary policy or the restrictive covenants set forth in Sections 10 or 11 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its affiliates), or the Company’s direct or indirect equity holders, and the continuance or recurrence of such breach which, if curable, is not cured within thirty (30) days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within one hundred and eighty (180) business days, (B) Executive’s willful or repeated failure to follow the reasonable instructions of the Board (other than as a result of total or partial incapacity due to physical or mental illness), and the continuance or recurrence of such failure which, if curable, is not cured within thirty (30) days after notice to Executive specifying in reasonable detail the nature of such failure, or, if cured, recurs within 180 business days, (C) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, (D) Executive’s (I) commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or (II) indictment of a crime constituting a felony under the laws of the United States or any state thereof or any crime involving moral turpitude or (E) Executive’s breach of Section 5(b) that is not cured within thirty (30) days of the Effective Date.

(iii)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company of the occurrence of one of the following reasons: (A) the failure of the Company to pay, or cause to be paid, Executive’s Base Salary or Annual Bonus, as the case may be, when due hereunder or (B) any material and continuing diminution in Executive’s authority or responsibilities from those described in Section 2 hereof (for the avoidance of doubt, any such diminution due to a change of authority or responsibilities contemplated by Section 2 shall not constitute Good Reason).  Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(iv)          If Executive’s employment is terminated by the Company for Cause, if Executive resigns without Good Reason or if Executive’s employment is terminated as a result of Executive’s non-extension of the Employment Term as provided in Section 1 hereof, Executive shall be entitled to receive (A) the Base Salary through the date of termination and (B) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within thirty (30) days following the date of Executive’s termination of employment.  In the event of Executive’s resignation without Good Reason (but, for the avoidance of doubt, not upon a termination of employment by the Company for Cause), Executive shall also be entitled to such vested and accrued Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) and (B) hereof, together with accrued Employee Benefits, if any, being referred to as the “Accrued Rights”).

(v)           Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Section

 9(a)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)           Disability or Death.

(i)            Executive’s employment hereunder shall terminate immediately upon Executive’s death and may be terminated by the Company due to Executive’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents Executive from performing his essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period (such illness, injury or infirmity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)           Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)          the Accrued Rights;

(B)           the portion of any Annual Bonus that has been earned for any fiscal year of the Company that has ended prior to the year in which such termination occurs (“Prior Year’s Bonus”) to the extent not theretofore paid; and

(C)           a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination of employment occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”).

(iii)          Following Executive’s termination of employment due to death or Disability, except as set forth in Section 9(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           By the Company Without Cause, by Executive for Good Reason or Non-Extension by the Company.

(i)            Executive’s employment may be terminated (x) immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability), (y) by Executive for Good Reason in accordance with Section 9(a)(iii), or

(z) by Executive within thirty (30) days of the Company’s non-extension of the Employment Term as provided in Section 1 hereof.

(ii)           If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), by Executive for Good Reason, or by Executive within thirty (30) days of the Company’s non-extension of the Employment Term, Executive shall be entitled to receive:

(A)          the Accrued Rights;

(B)           the Prior Year’s Bonus to the extent not theretofore paid;

(C)           the Pro-Rata Bonus;

(D)          subject to Executive’s continued compliance with the provisions of Sections 10 and 11 hereof, continued payment of the Base Salary for the Restricted Period (as defined below), payable in accordance with the Company’s ordinary payroll schedule; and

(E)           during the Restricted Period, continued life insurance and group medical coverage for Executive and Executive’s eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect for active employees during the Restricted Period; provided that such continued life insurance and/or group medical coverage shall cease upon Executive becoming employed by another employer and eligible for life insurance and/or medical coverage, as applicable, with such other employer.

(iii)          Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Rights shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit D hereto.  Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following Executive’s date of termination of employment.  Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in this Section 9 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 13(h) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iv)          Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) by Executive’s resignation for Good Reason, or by Executive within thirty (30) days of the Company’s non-extension of the Employment Term, except as set forth in this Section 9(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, and the payments and benefits provided in this Section 9(c)(ii) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)           Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 13(k) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)           Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive shall promptly resign from the Board (and any committees thereof) and any other position as an officer, director or fiduciary of any subsidiary of the Company or other Company-related entity.

10.                 Non-Competition.

(a)           Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)            During Executive’s employment with the Company and, for the longer of (x) the remainder of the Initial Term and (y) one year following the termination of Executive’s employment for any reason (such longer period, the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(A)          with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(B)           with whom employees reporting to Executive had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive’s termination of employment; or

(C)           for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii)           During the Restricted Period, Executive will not directly or indirectly:

(A)          engage in any business that competes with the business or businesses of the Company or any of its direct or indirect subsidiaries as of Executive’s date of termination, including, without limitation, businesses which the Company or any of its direct or indirect subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning as of Executive’s date of termination (a “Competitive Business”);

(B)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)          interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)          Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(iv)          During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of, or cease providing services to, the Company or its affiliates; or

(B)           hire any such employee or consultant who was employed by or providing services to the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of or ceased providing services to the Company or its affiliates coincident with, or within six (6) months prior to or after, the termination of Executive’s employment with the Company.

(b)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The provisions of this Section 10 shall survive the termination of this Agreement and Executive’s employment for any reason.

11.                 Confidentiality; Intellectual Property, Non-Disparagement.

(a)           Confidentiality.

(i)            Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (collectively, “Confidential Information”) without the prior written authorization of the Board.

(ii)           Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, or (B) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)          Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 10 and 11 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)          Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware and promptly return any other Company property in Executive’s possession.

(b)           Intellectual Property.

(i)            If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.  A list of all such material Works as of the date hereof is attached hereto as Exhibit E.

(ii)           If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)          Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)          Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract), at the Company’s expense (but without further remuneration), to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)           Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)          Notwithstanding any other provision of this Section 11 to the contrary, no assignment of Company Works shall apply hereunder to the extent that California Labor Code Section 2870 prohibits such assignment.  Section 2870(a) provides as follows:

“Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.”

(vii)         Nothing in this Agreement is intended to expand the scope of protection, if any, provided to Executive by Sections 2870 through 2872 of the California Labor Code.

(c)           Non-Disparagement.

(i)            During the Employment Term and for the two year period following the termination of Executive’s employment for any reason, Executive agrees not to make public statements or communications (whether written or orally) that disparage the Company, its business, services, products or its affiliates or its or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer or shareholder of the Company or its affiliates (in their capacity as such).  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(ii)           During the Employment Term and for the two year period following the termination of Executive’s employment for any reason, the Company agrees not to make public statements or communications (whether written or orally) that disparage Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

The provisions of this Section 11 shall survive the termination of Executive’s employment for any reason.

12.                 Specific Performance; Tolling.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In the event of any violation of the provisions of Section 10 or Section 11, Executive acknowledges and agrees that the post-termination restrictions contained in Section 10 or Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.  Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Sections 10 and 11 hereof, Executive will provide a copy of this Agreement (including, without limitation, Section 10) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 10 and 11 hereof, and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 10 and 11 hereof if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Sections 10 and 11 hereof.

13.                 Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b)           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)           Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)            Set Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts that Executive has an outstanding obligation to repay to the Company or its affiliates as of the date of termination of employment, subject to Section 13(h) hereof.

(g)           Dispute Resolution.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any Company Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any Company Affiliate, or Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 13(k) hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(h)           Compliance with Code Section 409A.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(i)            Code Section 280G.  In the event any payments or benefits payable to Executive hereunder or otherwise would constitute a “parachute payment” or an “excess parachute payment” within the meaning of Internal Revenue Code (the “Code”) Section 280G, the Company agrees to propose and use its commercially reasonably best efforts to cause Avista Capital Holdings, L.P., together with its affiliates, as indirect shareholders of the Company, to vote in favor of exempting and providing any such payments and benefits in the manner set forth in and contemplated by Q&A 6 and Q&A 7 of Treas. Reg. § 280G-1.

(j)            Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(k)           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Viking Acquisition Inc.
c/o Avista Capital Partners
65 East 55th Street, 18th Floor
New York, NY 10022
Attention: David Burgstahler and Ben Silbert
Fax: (212) 593-6959

(l)            Executive Representation.  Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of his choice and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, including, but not limited to, the Amended and Restated Employment Agreement, dated December 15, 2008 and as amended, modified or supplemented from time to time, by and between Executive and The Sun Products Corporation.

(m)          Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement or Executive’s employment.

(n)           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o)           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIKING ACQUISITION INC.

By:	/s/ David Durkin
Name: David Durkin
Title: Vice President and Secretary

/s/ David P. Lundstedt
David P. Lundstedt

[Signature Page to Dave Lundstedt Employment Agreement]

EXHIBIT A

None.

EXHIBIT B

Stock Option Agreement - see attached.

EXHIBIT C

Stockholders Agreement - see attached.

EXHIBIT D

Release - see attached.

EXHIBIT D
RELEASE

This RELEASE (“Release”) dated as of                       , 20     between Viking Acquisition Inc., a Delaware corporation (the “Company”), and David P. Lundstedt (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated November 5, 2010 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company has terminated effective                  , 20    ;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1.             Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company and its parent companies, any of its and their subsidiaries and affiliates, and each past or present officer, director, agent, employee, shareholder, representative, insurer, successor and assign of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination or any allegation, claim or violation, arising under the Civil Rights Act of 1866; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.  Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may

C-1

subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.  Executive does not waive his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; provided, however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Executive’s behalf.  The released parties described in this Paragraph 1 are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such released parties hereunder.

2.             The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the bylaws of Company or the law (ii) to Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which Executive and/or such dependents are participants or (iii) with respect to payments required to be made under Section 9 of the Employment Agreement.

3.             Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice.  In the event Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Board of Directors of the Company within the 7 day period.  Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect.  Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

EXECUTIVE

David P. Lundstedt

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EXHIBIT E
PRIOR WORKS

None.